Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
October 27, 2010	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Third Quarter Net Income of $305,799

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, OTC Bulletin Board: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the third quarter of 2010.

For the quarter ended September 30, 2010, net income totaled $305,799 or $0.08 per fully diluted share, compared with $527,551 or $0.14 per fully diluted common share earned during the third quarter of 2009.

The decrease in earnings results from an increase in the provision for loan losses. The provision for loan losses increased from $261,001 in the third quarter of 2009 to $636,736 for the same period in 2010. The increase in the loan loss provision results from a continued weakness in the economy which necessitated an increase in reserves associated with impaired loans. Net interest income increased 7.9 percent from $1,990,519 in the third quarter of 2009 to $2,148,654 for the same period in 2010. The continued reduction of deposit costs during the third quarter was largely responsible for the improvement in the margin. Noninterest income decreased 1.5 percent to $582,006, compared to $591,083 reported for the quarter ended September 30, 2009, primarily due to reduced revenue from service charges on deposit accounts. Noninterest expenses increased from $1,528,005 in the third quarter of 2009, to $1,616,525 in the third quarter of 2010, or 5.8 percent. This increase is due to increases in salaries, employee benefits, data processing costs and FDIC insurance premiums.

Loan loss reserves were $5,782,869 or 3.23 percent of total loans as of September 30, 2010. Non-performing assets were 2.26 percent of total assets at September 30, 2010, compared to 0.45 percent on that date in 2009. At September 30, 2010, the allowance for loan loss reserves equals 99 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $220,943,989 as of September 30, 2010, an increase of 3.6 percent from $213,182,780 reported as of September 30, 2009. Total deposits were $179,773,303 at quarter-end 2010, a 6.3 percent increase from the $169,079,189 reported at the end of the third quarter of 2009. Net loans decreased 1.4 percent to $173,197,531, compared to $175,727,802 at September 30, 2009.

Net income for the nine months ended September 30, 2010, was $1,086,348, or $0.27 per diluted share, compared to $1,929,370, or $0.51 per diluted share, for the same period in 2009.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	September 30, 2010	December 31, 2009	September 30, 2009
	(unaudited)		(unaudited)
Total assets	$220,944	$216,950	$213,183
Total loans	178,980	185,112	179,830
Investments	32,022	22,540	24,113
Deposits	179,773	173,975	169,079
Borrowed funds	9,450	12,950	13,950
Stockholders’ equity	28,395	28,425	28,230
Non-performing assets to total assets	2.26%	0.48%	0.45%
Loans past due more than 90 days to total loans	0.14%	0.00%	0.06%
Allowance for loan losses to total loans	3.23%	2.52%	2.28%
Book value per common share	$7.72	$7.44	$7.39

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Interest income	$2,759	$2,756	$8,336	$8,061
Interest expense	610	766	1,874	2,523
Net interest income	2,149	1,990	6,462	5,538
Provision for loan losses	637	261	1,841	1,015
Net interest income after provision for loan losses	1,512	1,729	4,621	4,523
Noninterest income	582	591	2,002	2,738
Noninterest expense	1,617	1,528	4,910	4,908
Net income before taxes	477	792	1,713	2,353
Provision for income taxes	172	265	627	423
Net income	305	527	1,086	1,930
Preferred stock dividend declared	65	65	194	192
Net income available to common shareholders	$240	$462	$892	$1,738
Basic net income per share	$0.08	$0.14	$0.28	$0.54
Diluted net income per share	$0.08	$0.14	$0.27	$0.51
Return on average total assets *	0.56%	1.00%	0.67%	1.24%
Return on average total equity *	4.16%	7.51%	5.00%	9.40%
Yield on average interest earning assets	5.28%	5.45%	5.34%	5.46%
Cost of funds	1.31%	1.69%	1.34%	1.88%
Net yield on average interest earning assets	4.11%	3.94%	4.14%	3.75%
Overhead efficiency ratio	59.20%	59.19%	58.01%	59.31%
Net charge-offs/average loans	0.28%	0.06%	0.40%	0.16%

* annualized for all periods presented